Exhibit 99.1

Newfield Exploration Announces First Quarter 2012 Financial and Operating Results

•	Oil-directed investment program grows 1Q12 oil/liquids production 35% over 1Q11
•	Record Uinta Basin Wasatch vertical test at nearly 2,500 BOEPD initial gross production
•	Company raises annual expectation for production volumes; Oil and liquids volumes expected to grow 25% over 2011 levels

The Woodlands, Texas – April 24, 2012 – Newfield Exploration Company (NYSE: NFX) today reported its unaudited first quarter 2012 financial results and provided an update on its operations. Newfield will host a conference call at 8:30 a.m. CDT on April 25, 2012. To participate in the call, dial 719-325-2248 or listen through the investor relations section of Newfield’s website at http://www.newfield.com.

For the first quarter of 2012, Newfield recorded net income of $116 million, or $0.86 per diluted share (all per share amounts are on a diluted basis). Net income for the first quarter includes a net unrealized loss on commodity derivatives of $10 million ($6 million after-tax), or $0.05 per share.  Without the effect of this item, net income for the first quarter of 2012 would have been $122 million, or $0.91 per share.

Revenues for the first quarter of 2012 were $678 million. Net cash provided by operating activities before changes in operating assets and liabilities was $387 million. See “Explanation and Reconciliation of Non-GAAP Financial Measures” found after the financial statements in this release.

Newfield’s oil and liquids liftings in the first quarter of 2012 were 5.9 MMBbls, or an average of nearly 65,000 BOPD. This represents a 35% increase in oil and liquids production over the comparable period in 2011. Natural gas production in the first quarter of 2012 was 41 Bcf, an average of 447 MMcf/d. When combined, Newfield’s production in the first quarter of 2012 was 76 Bcfe, of which 47% was oil and liquids. Natural gas liquids accounted for approximately 5% of first quarter total production. Capital expenditures in the first quarter of 2012 were approximately $500 million.

Following the strength of first quarter production results and operations, Newfield raised its 2012 expectations for total company production to 292 – 302 Bcfe (previous guidance was 290 – 300 Bcfe). The Company reiterated its 2012 capital budget of $1.5 – $1.7 billion.

“I am pleased with our operational performance in early 2012,” said Lee K. Boothby, Chairman, President and CEO. “Our entire capital investment program this year is oil-focused, and we expect more than a 20% increase in our oil/liquids production in 2012. Our active drilling programs in the Uinta Basin and Williston Basin are yielding encouraging results and improved efficiencies.

“We are fortunate that our natural gas assets are held-by-production and that about 85% of our expected 2012 gas production is hedged at prices well above today’s market. We believe we are making the right economic choices today to add value for our shareholders.”

Operational Highlights:

Rocky Mountains

Uinta Basin – Newfield plans to invest about one-third of its total capital budget in 2012, or about $500 million, toward the development of its assets in the Uinta Basin. The Company today owns interest in approximately 230,000 net acres in the Uinta Basin, where drilling is focused on the development of known oil targets and the assessment of emerging vertical and horizontal high-potential oil plays. Current net production in the Uinta Basin is a record 24,000 BOEPD. Production from the Uinta Basin is expected to grow about 20% over 2011 levels.

Four of the Company’s seven operated rigs in the region are drilling in the Central Basin -- an area adjacent and immediately north of the Greater Monument Butte Unit. The Company recently commenced production from a record vertical Wasatch well, which had initial gross production of nearly 2,500 BOEPD and has averaged more than 2,100 BOEPD gross over its first 10 days of production. Excluding this record well, the most recent seven wells each averaged initial gross production of nearly 900 BOEPD. The Company’s first two horizontal Wasatch tests are currently drilling with results expected around mid-year.

The Company expects to drill about 60 wells in the Central Basin in 2012, of which more than 20 wells are expected to be horizontal tests. Although five less gross wells than earlier expectations, the Company’s planned wells in 2012 have a higher working interest. The Company’s first two horizontal tests of the pressured Uteland Butte formation have been drilled and are in various stages of completion.

Williston Basin – The Company expects to run 2-4 operated rigs in the Bakken throughout 2012. Since the beginning of the year, Newfield has completed eight Bakken wells with average initial gross production (24-hour rates) of approximately 2,600 BOEPD. The Company continues to improve drilling efficiencies and recently drilled an 11,000’ lateral well in 24 days. Approximately two-thirds of the planned 25 wells in 2012 will be drilled from multi-well pads and additional efficiency gains are anticipated. Newfield owns approximately 100,000 net acres in the Williston Basin (includes 40,000 acres in Elm Coulee) where current net production is approximately 8,000 BOEPD. Full-year 2012 production from the Williston Basin is expected to increase about 35% over 2011 levels.

Mid-Continent

Current net daily production from the Mid-Continent region is approximately 340 MMcfe/d.

Granite Wash – Production in the Granite Wash in early 2012 reached a record high of 215 MMcfe/d gross, or 143 MMcfe/d net. The higher than anticipated production was driven by well performance and the completion of wells drilled in 2011 and deferred into 2012. The Company does not expect to drill any additional dry gas wells in the Granite Wash play in 2012.

Woodford Shale – Current net production in the Arkoma Woodford is approximately 180 MMcfe/d. The Company does not plan to drill any additional wells in the Arkoma Woodford in 2012.

Cana Woodford – Newfield has shifted drilling activities from the Granite Wash and Arkoma Woodford to its new efforts in the oil and “liquids rich” Cana Woodford, located in the Anadarko Basin. The Company has a 125,000 net-acre lease position in the play and is running five operated rigs to assess the acreage with plans to increase to as many as seven rigs in late 2012. Results-to-date are in line with assessment expectations and the Company plans to provide an update on the initial drilling program around mid-year 2012.

Onshore Gulf Coast

Current net daily production from the Onshore Gulf Coast region is approximately 87 MMcfe/d. Newfield has more than 250,000 net acres in the Maverick Basin and is running a single-rig program. The Company recently commenced production from two of four planned super extended laterals (approximately 7,500’ laterals) in the Eagle Ford Shale with encouraging results.

International

Production from Malaysia in 2012 is expected to increase approximately 30% over 2011 levels. Newfield’s net oil production in Malaysia is at an all-time high of more than 30,000 BOPD. Production from the Company’s East Belumut/Chermingat complex is benefiting from recent pipeline optimizations and is today producing a record 40,000 BOPD gross, or approximately 17,000 BOPD net. Production commenced in late 2011 from two new offshore developments – East Piatu and Puteri. East Piatu is today producing 11,700 BOPD gross and Puteri is producing 6,800 BOPD gross. In late May, second phase development drilling is planned from the East Piatu production facility.

In 2012, approximately $100 million will be invested in the development of the Pearl oil field, located offshore China in the Pearl River Mouth Basin. First production is expected in late 2013 or early 2014.

Full-Year 2012 Guidance

The following table provides production and certain cost guidance for the full year 2012. The highlighted portions depict those categories that changed in comparison to initial guidance. For the second quarter of 2012, Newfield expects that its production will be approximately 76 Bcfe (comprised of 40 Bcfe of natural gas, 3.6 MMBbls of domestic oil and liquids and 2.4 MMBbls of international oil). Our cost structure per Mcfe during 2012 is expected to be within 5% of the amounts listed below.

	2012 Estimates
	Domestic	Int’l	Total
Production/Liftings Note 1
Natural gas – Bcf	156	–	156
Oil, condensate and NGLs– MMBbls	15	8.5	23.5
Total Bcfe	246	51	297

Operating Expenses
Lease operating (per Mcfe)
Recurring	$0.95	$1.80	$1.10
Major (workovers, etc.) Note 2	$0.25	$0.46	$0.25
Transportation	$0.45	$–	$0.40

Production and other taxes (per Mcfe) Note 3	$0.35	$6.45	$1.40

DD&A expense (per Mcfe) Note 4	$2.80	$4.25	$3.10

General and administrative (G&A), net (per Mcfe)			$0.70

Capitalized internal costs (per Mcfe)			$(0.45)

Interest expense (per Mcfe)			$0.68

Capitalized interest (per Mcfe)			$(0.25)

Note 1:                  Production/liftings is subject to timing and can vary by quarter.
Note 2:
The timing of “major expense” items varies and includes well workovers and repairs and related expenses. The annual increase in unit costs for international major expense is related to facility upgrades at the onshore lifting terminal servicing fields on PM 323 and PM 329.

Note 3:
Production and other taxes are dependent on commodity prices as well as the terms of the Company’s international PSCs. Guidance for production taxes was determined using $105 Bbl WTI NYMEX and $2.65/MMBtu NYMEX gas prices.

Note 4:
The DD&A rate per Mcfe is reflective of the composition of the investments and reserves associated with our existing asset base and the assumed cost to add new reserves during the year. The timing and impact of the Company’s activities on this rate will vary by quarter.

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids.  Our principal domestic areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas.  Internationally, we focus on offshore oil developments in Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans and planned capital expenditures, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces in the Uinta Basin, the availability and cost of capital resources, new regulations or changes in tax legislation, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and natural gas wells and the production of hydrocarbons are subject to numerous governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2011 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For information, contact:
Investor Relations:                                           Danny Aguirre (281) 210-5203
Media Relations:                                               Keith Schmidt (281) 210-5202

1Q12 Actual Results
	1Q12 Actual
	Domestic	Int’l	Total
Production/Liftings
Natural Gas – Bcf	40.5	0.2	40.7
Oil, condensate and NGLs – MMBbls	3.6	2.3	5.9
Total Bcfe	62.1	14.0	76.1

Average Realized Prices Note 1
Natural Gas – $/Mcf	$3.70	$4.33	$3.70
Oil and condensate – $/Bbl	$81.54	$119.17	$96.24
Mcf equivalent – $/Mcfe	$7.26	$19.64	$9.61

Operating Expenses:
Lease operating ($MM)
Recurring	$61.5	$21.5	$83.0
Major (workovers, etc.)	$14.1	$3.2	$17.3
Transportation	$26.7	$–	$26.7

Lease operating (per Mcfe)
Recurring	$1.03	$1.53	$1.12
Major (workovers, etc.)	$0.23	$0.23	$0.23
Transportation	$0.45	$–	$0.36

Production and other taxes ($MM)	$20.8	$62.4	$83.2
per Mcfe	$0.35	$4.45	$1.12

General and administrative (G&A), net ($MM)	$44.6	$0.5	$45.1
per Mcfe	$0.74	$0.04	$0.61

Capitalized internal costs ($MM)			$(30.9)
per Mcfe			$(0.42)

Interest expense ($MM)			$50.9
per Mcfe			$0.69

Capitalized interest ($MM)			$(18.3)
per Mcfe			$(0.25)

Note 1:  Average realized prices include the effects of hedging contracts. If the effects of these contracts were excluded, the average realized price for total natural gas would have been $2.64 per Mcf and the domestic and total oil and condensate average realized prices would have been $83.49 and $97.43 per barrel, respectively.

CONSOLIDATED STATEMENT OF INCOME (Unaudited, in millions, except per share data)	For the Three Months Ended March 31,
	2012	2011

Oil and gas revenues	$678	$545

Operating expenses:
Lease operating	127	93
Production and other taxes	83	71
Depreciation, depletion and amortization	226	166
General and administrative	45	37
Total operating expenses	481	367

Income from operations	197	178

Other income (expenses):
Interest expense	(51)	(40)
Capitalized interest	18	18
Commodity derivative income (expense)	24	(182)
Other	(1)	(1)
Total other income (expenses)	(10)	(205)

Income (loss) before income taxes	187	(27)

Income tax provision (benefit)	71	(10)

Net income (loss)	$116	$(17)

Earnings (loss) per share:
Basic	$0.86	$(0.13)

Diluted	$0.86	$(0.13)

Weighted-average number of shares outstanding for basic earnings (loss) per share	134	133
Weighted-average number of shares outstanding for diluted earnings (loss) per share*	135	133

*Had the Company recognized net income for the three month period ended March 31, 2011, the weighted-average number of shares outstanding for the computation of diluted earnings per share would have increased by two million shares.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited, in millions)	March 31, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$27	$76
Derivative assets	148	129
Other current assets	659	570
Total current assets	834	775

Property and equipment, net (full cost method)	7,999	8,020
Derivative assets	60	61
Other assets	144	135
Total assets	$9,037	$8,991

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Derivative liabilities	60	50
Other current liabilities	837	882
Total current liabilities	897	932

Other liabilities	178	179
Derivative liabilities	22	3
Long-term debt	2,920	3,006
Deferred taxes	978	951
Total long-term liabilities	4,098	4,139

STOCKHOLDERS’ EQUITY
Common stock and additional paid-in capital	1,450	1,446
Accumulated other comprehensive loss	(8)	(10)
Retained earnings	2,600	2,484
Total stockholders’ equity	4,042	3,920
Total liabilities and stockholders’ equity	$9,037	$8,991

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited, in millions)	For the Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$116	$(17)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	226	166
Deferred tax provision (benefit)	23	(33)
Stock-based compensation	8	6
Commodity derivative (income) expense	(24)	182
Cash receipts on derivative settlements, net	34	55
Other non-cash charges	4	2
	387	361
Changes in operating assets and liabilities	(175)	(52)
Net cash provided by operating activities	212	309

Cash flows from investing activities:
Additions to oil and gas properties and other, net	(471)	(469)
Acquisitions of oil and gas properties	(9)	—
Proceeds from sales of oil and gas properties	312	62
Net cash used in investing activities	(168)	(407)

Cash flows from financing activities:
Net proceeds (repayments) under credit arrangements	(86)	124
Other	(7)	(9)
Net cash provided by (used in) financing activities	(93)	115

Increase (decrease) in cash and cash equivalents	(49)	17
Cash and cash equivalents, beginning of period	76	39

Cash and cash equivalents, end of period	$27	$56

Explanation and Reconciliation of Non-GAAP Financial Measures
Earnings Stated Without the Effect of Certain Items
Earnings stated without the effect of certain items is a non-GAAP financial measure. Earnings without the effect of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts.

A reconciliation of earnings for the first quarter of 2012 stated without the effect of certain items to net income is shown below:
1Q12
(in millions)
Net income	$116
Net unrealized loss on commodity derivatives (1)	10
Income tax adjustment for above item	(4)
Earnings stated without the effect of the above items	$122

(1) The determination of “Net unrealized loss on commodity derivatives” for the first quarter of 2012 is as follows:

1Q12
(in millions)
Commodity derivative income	$24
Cash receipts on derivative settlements, net	(34)
Net unrealized loss on commodity derivatives	$(10)

Net Cash Provided by Operating Activities Before Changes in Operating Assets and Liabilities
Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles.

A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

1Q12
(in millions)
Net cash provided by operating activities	$212
Net change in operating assets and liabilities	175
Net cash provided by operating activities before changes in operating assets and liabilities	$387